Exhibit 99.1

For Immediate Release

Cushman & Wakefield Appoints Michelle Felman to Board of Directors

CHICAGO (November 2, 2023) — Cushman & Wakefield (NYSE: CWK) today announced Michelle Felman has been appointed to its Board of Directors, effective November 2, 2023.

Felman is an accomplished executive with more than 30 years of experience in the real estate and investment industries. Most recently she served as Executive Vice President, Co-Head of Acquisitions and Capital Markets at Vornado Realty Trust, a fully integrated equity real estate investment trust. Previously, she was Managing Director for Global Business Development and Portfolio Acquisitions and Business Ventures in the real estate division of GE Capital and an Associate in the real estate division of Morgan Stanley. She has served as an adjunct professor at both The Wharton School of the University of Pennsylvania and Columbia Business School in New York. In addition, she brings strong corporate governance experience having served on several public and private company boards, among them Choice Properties Real Estate Investment Trust, which is one of the largest real estate investment trusts in Canada.

“Michelle Felman’s achievements as an executive leader and advisor with experience in multifamily, retail and industrial bring meaningful expertise to Cushman & Wakefield. We are honored to have Michelle as a member of the firm’s Board of Directors and look forward to working with her,” said Brett White, Executive Chairman of Cushman & Wakefield.

“I’m excited and pleased to join the Cushman & Wakefield Board of Directors as the firm continues to lead the industry conversation through the complexities of today’s real estate decision making,” said Michelle Felman.

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in approximately 400 offices and 60 countries. In 2022, the firm reported revenue of $10.1 billion across its core services of property, facilities and project management, leasing, capital markets, and valuation and other services. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), Environmental, Social and Governance (ESG) and more. For additional information, visit www.cushmanwakefield.com.

MEDIA CONTACT:

Annie Wood

Corporate Communications

+1 817-456-6209

annie.wood@cushwake.com